Exhibit(a)(29)

FOR IMMEDIATE RELEASE	CONTACTS
Investors: Eric Olsen 703.480.6705
Media: Sherry Peske 703.480.3632
Special Committee of Lafarge North America to Review Amended
Lafarge S.A. Tender Offer
HERNDON, VA, April 4, 2006 — Lafarge North America (NYSE & TSX: LAF), the leading supplier of construction materials in the U.S. and Canada, today confirmed that its majority stockholder, Lafarge S.A. (Paris Stock Exchange: LG; NYSE: LR), has announced that it will amend its cash tender offer to acquire all of Lafarge North America’s common stock that it does not currently own by increasing the offer price to $82.00 per share and extending the expiration date of the tender offer until April 28, 2006. The Special Committee previously appointed by Lafarge North America’s Board of Directors in connection with the tender offer is expected to review and consider the amended offer and to state its position with respect thereto in due course. Lafarge North America stockholders are urged to defer making any determination with respect to the amended offer until they have been advised of the Special Committee’s position.
Profile
Lafarge North America is the U.S. and Canada’s largest diversified supplier of construction materials such as cement and cement-related products, ready-mixed concrete, gypsum wallboard, aggregates, asphalt and concrete products. The company’s materials are used in residential, commercial, institutional and public works construction across the U.S. and Canada. In 2005, net sales exceeded $4.3 billion.
Note to Stockholders
Lafarge North America Inc. has filed with the Securities and Exchange Commission (SEC) a solicitation/recommendation statement on Schedule 14D-9 and certain amendments thereto on Schedule 14D-9/A, and, in connection with the amended tender offer by Lafarge S.A., expects to file one or more further amendments thereto on Schedule 14D-9/A. Stockholders are advised to read the solicitation/recommendation statement on Schedule 14D-9 and the amendments thereto, and any further amendment filed from time to time, because they contain or will contain important information. Stockholders may obtain a free copy of the solicitation/recommendation statement on Schedule 14D-9 and any amendment thereto, as well as any other documents filed by Lafarge North America in connection with the tender offer by Lafarge S.A., free of charge at the SEC’s website at www.sec.gov, or from Lafarge North America at www.lafargenorthamerica.com, or by directing requests to MacKenzie Partners, Inc. at 800-322-2885 or at proxy@mackenziepartners.com.

Statements made in this press release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “could,” “should,” and “continue” or similar words. These forward-looking statements may also use different phrases. Such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions (“Factors”), which are difficult to predict. Some of the Factors that could cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to: the cyclical nature of the Company’s business; national and regional economic conditions in the U.S. and Canada; Canadian currency fluctuations; seasonality of the Company’s operations; levels of construction spending in major markets; supply/demand structure of the industry; competition from new or existing competitors; unfavorable weather conditions during peak construction periods; changes in and implementation of environmental and other governmental regulations; our ability to successfully identify, complete and efficiently integrate acquisitions; our ability to successfully penetrate new markets; and other Factors disclosed in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. In general, the Company is subject to the risks and uncertainties of the construction industry and of doing business in the U.S. and Canada. The forward-looking statements are made as of this date and the Company undertakes no obligation to update them, whether as a result of new information, future events or otherwise.

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Visit the Lafarge North America web site at www.lafargenorthamerica.com